Exhibit 99

FIRST BANKS, INC.
ST. LOUIS, MISSOURI

NEWS RELEASE

Contacts:	Terrance M. McCarthy	Lisa K. Vansickle
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	First Banks, Inc.	First Banks, Inc.
	(314) 854-4600	(314) 854-4600

Traded:	NYSE
Symbol:	FBSPrA – (First Preferred Capital Trust IV, an affiliated trust of First Banks, Inc.)

FOR IMMEDIATE RELEASE:

First Banks, Inc. Announces First Quarter 2011 Results

St. Louis, Missouri, April 29, 2011.  First Banks, Inc. (the “Company”), the holding company of First Bank, today announced a net loss of $6.1 million for the three months ended March 31, 2011 as compared to net losses of $51.4 million for the three months ended December 31, 2010 and $27.6 million for the three months ended March 31, 2010. The net loss for the three months ended March 31, 2011 includes a provision for loan losses of $10.0 million as compared to $52.0 million for the fourth quarter of 2010 and $42.0 million for the first quarter of 2010.

Terrance M. McCarthy, President and Chief Executive Officer of the Company, said, “The first quarter of 2011 represented a significant positive transition for our Company with respect to our overall financial results. Our provision for loan losses of $10.0 million was the lowest level since the second quarter of 2007. In addition, our nonperforming assets continued to decline and First Bank’s risk-based capital and liquidity ratios continued to improve. We remain focused on continuing to improve our asset quality trends and improving our core earnings performance. We also remain highly focused on our capital planning processes, and are continuing to assess actions intended to improve the mix of capital components at our holding company, thereby improving the holding company’s regulatory capital ratios.”

Key Points for the Quarter:

•
Maintained First Bank’s regulatory capital ratios at “well capitalized” levels, reflecting continued improvement in each of the regulatory capital ratios during the year, including an increase in First Bank’s Total Capital Ratio to 13.78% at March 31, 2011 from 12.95% at December 31, 2010. Regulatory capital ratios for First Bank and First Banks, Inc. are summarized in the table below:

	March 31,	December 31,	March 31,
	2011 (1)	2010	2010

First Bank:
Total Capital Ratio	13.78%	12.95%	11.53%
Tier 1 Ratio	12.49	11.66	10.25
Leverage Ratio	7.89	7.40	7.08

First Banks, Inc.:
Total Capital Ratio	4.29	6.29	10.52
Tier 1 Ratio	2.14	3.15	5.26
Leverage Ratio	1.35	1.99	3.63
_________________
(1)
The decline in First Banks, Inc.’s regulatory capital ratios during the first quarter of 2011 reflects the implementation of new Federal Reserve rules that became effective on March 31, 2011. First Banks, Inc.’s total capital, tier 1 and leverage ratios at December 31, 2010 would have been 4.53%, 2.27% and 1.44%, respectively, under the new rules if implemented as of December 31, 2010.

•
Significantly reduced the provision for loan losses and net charge-offs for the first quarter of 2011 as compared to the fourth quarter of 2010 and first quarter of 2010. The Company also reduced the overall level of nonperforming assets by $30.9 million, or 5.7%, as compared to December 31, 2010. Certain asset quality results as of or for the quarterly periods are summarized in the following table:

	March 31,	December 31,	March 31,
	2011	2010	2010

Provision for loan losses	$10,000	52,000	42,000
Nonaccrual loans	382,006	398,908	657,917
Performing troubled debt restructurings	89,712	112,903	55,493
Other real estate and repossessed assets	126,625	140,665	135,942
Potential problem loans	361,522	373,140	366,331
Net loan charge-offs	27,060	77,018	58,127

Allowance for loan losses as a percent of loans, net of unearned discount	4.44%	4.43	3.97

•
Reduced the overall level of construction loans to $439.5 million at March 31, 2011 as compared to $490.8 million and $974.3 million at December 31, 2010 and March 31, 2010, respectively. Construction loans decreased $51.3 million, or 10.5%, during the quarter.

•
Reduced the overall level of other real estate and repossessed assets during the quarter to $126.6 million at March 31, 2011, as compared to $140.7 million at December 31, 2010 and $135.9 million at March 31, 2010. Other real estate and repossessed assets decreased $14.0 million, or 10.0%, during the quarter.

•
Maintained cash and cash equivalents at $955.3 million and increased unpledged investment securities to $1.49 billion, resulting in total available liquidity of $2.44 billion at March 31, 2011 as compared to $2.22 billion at December 31, 2010.

Mr. McCarthy continued, “Our balance sheet continues to strengthen as a result of the decline in both nonperforming assets and construction loans coupled with the continued increase in available liquidity. A continued decline in our nonperforming assets, potential problem loans and construction loans would be expected to reduce our expense levels associated with these assets. In addition, we expect our net interest income and margin to improve in future quarters as our high level of cash and cash equivalents are deployed into our investment securities portfolio and specific loan growth initiatives.”

Net Interest Income:

•
The net interest margin was 2.90% for the first quarter of 2011, in comparison to 2.84% for the fourth quarter of 2010 and 2.76% for the first quarter of 2010. The net interest margin continues to be negatively impacted by a high average balance of short-term investments, which was $861.1 million, $1.11 billion and $1.95 billion for the first quarter of 2011, the fourth quarter of 2010 and the first quarter of 2010, respectively. These short-term investments are currently yielding 25 basis points. During this time period, the Company deemed it appropriate to maintain significant on-balance sheet liquidity in light of uncertain economic conditions in many of the Company’s markets.

•
The average yield on loans was 4.95% for the first quarter of 2011, in comparison to 5.00% for the fourth quarter of 2010 and 5.12% for the first quarter of 2010. Loan yields continue to be adversely impacted by the level of nonaccrual loans as a percentage of total loans and the low prime and LIBOR interest rates.

•
The average cost of interest-bearing deposits was 0.81% for the first quarter of 2011, in comparison to 0.96% for the fourth quarter of 2010 and 1.26% for the first quarter of 2010, and reflects the continued re-pricing of certificates of deposit to current market interest rates upon maturity.

Provision for Loan Losses:

•
The provision for loan losses was $10.0 million for the first quarter of 2011, in comparison to $52.0 million for the fourth quarter of 2010 and $42.0 million for the first quarter of 2010. The decrease in the provision for loan losses for the first quarter of 2011, as compared to the fourth quarter of 2010, was primarily attributable to the decrease in the overall level of nonaccrual loans and potential problem loans, lower net charge-offs and less severe asset quality migration, partially due to a declining balance of construction and non-owner occupied commercial real estate loans.

•	Net loan charge-offs were $27.1 million for the first quarter of 2011, compared to $77.0 million for the fourth quarter of 2010 and $58.1 million for the first quarter of 2010.

•
Nonaccrual loans decreased $16.9 million during the first quarter of 2011 to $382.0 million at March 31, 2011 compared to $398.9 million at December 31, 2010 and $657.9 million at March 31, 2010. This represents a 41.9% decrease in nonaccrual loans year-over-year. The reductions in nonaccrual loans are reflective of continued progress regarding the implementation of the Company’s initiatives included in its Asset Quality Improvement Plan, such as sales and other actions designed to decrease the overall balance of nonaccrual and other potential problem loans and assets.

Noninterest Income:

•
Noninterest income was $14.3 million for the first quarter of 2011, in comparison to $25.9 million for the fourth quarter of 2010 and $27.0 million for the first quarter of 2010. The decrease in noninterest income is partially attributable to a decrease in the gain on sale of loans to $386,000 for the first quarter of 2011 as compared to $2.2 million for the fourth quarter of 2010 and $920,000 for the first quarter of 2010 resulting from significantly lower refinancing volume in our mortgage division as a result of the rise in mortgage interest rates.

•
Noninterest income for the fourth quarter of 2010 includes a gain on the sale of investment securities of $7.8 million. Noninterest income for the first quarter of 2010 includes a gain on the sale of the Company’s Chicago region of approximately $8.4 million, net of a reduction in goodwill and intangible assets of $26.3 million allocated to the Chicago region.

Noninterest Expense:

•
Noninterest expense decreased to $59.2 million for the first quarter of 2011 compared to $84.3 million for the fourth quarter of 2010 and $76.8 million for the first quarter of 2010. The decrease in noninterest expense is reflective of the implementation of certain measures throughout the last six months of 2010 and first quarter of 2011 intended to improve efficiency in conjunction with the restructuring of the Company to a smaller footprint.

•
Write-downs and expenses on other real estate properties were $4.9 million, $12.7 million and $7.9 million for the first quarter of 2011, the fourth quarter of 2010 and the first quarter of 2010, respectively. These expenses, in addition to loan related expenses such as legal and other collection related fees remain at significantly higher-than-historical levels and will continue to negatively impact our core earnings until asset quality returns to more normalized levels.

•
Noninterest expense for the fourth quarter of 2010 includes prepayment penalties of $8.7 million associated with the early termination of a $100.0 million fixed rate Federal Home Loan Bank advance and a $120.0 million term repurchase agreement.

Cash and Cash Equivalents:

•
Cash and cash equivalents were $955.3 million at March 31, 2011 compared to $996.6 million at December 31, 2010 and $1.47 billion at March 31, 2010. During the first quarter of 2011, the Company increased its investment securities portfolio by $265.6 million and experienced a decrease in deposit balances of $222.9 million, primarily attributable to a decrease in time deposits. These cash outflows were partially offset by substantial loan payoffs during the first quarter of 2011.

•	Cash, cash equivalents and unpledged securities were $2.44 billion and comprised 33.9% of total assets at March 31, 2011, compared to $2.22 billion and 30.1% of total assets at December 31, 2010.

Investment Securities:

•
Investment securities increased to $1.76 billion at March 31, 2011 from $1.49 billion at December 31, 2010 and $888.9 million at March 31, 2010. The Company is utilizing a portion of its higher level of cash and cash equivalents to fund gradual and planned increases in its investment securities portfolio.

Loans:

•
Loans, net of unearned discount, decreased to $4.14 billion at March 31, 2011 from $4.53 billion at December 31, 2010 and $6.30 billion at March 31, 2010. The reduction in loan balances for the first quarter of 2011 reflects a substantial level of expected customer payments in addition to other activity such as foreclosures and charge-offs.

•
In addition to the decrease in construction loans previously mentioned, non-owner occupied commercial real estate loans decreased to $707.9 million at March 31, 2011 from $807.5 million at December 31, 2010 and $1.07 billion at March 31, 2010, reflecting the Company’s initiatives to reduce its overall risk exposure to these types of lending relationships.

•	The Company’s loan-to-deposit ratio was 65.21% at March 31, 2011, as compared to 68.94% at December 31, 2010 and 83.75% at March 31, 2010.

Total Assets:

•
Total assets decreased to $7.21 billion at March 31, 2011 from $7.38 billion at December 31, 2010 and $9.07 billion at March 31, 2010. The reduction in total assets during the first quarter of 2011 is reflective of decreases in the loan portfolio, other real estate and cash and cash equivalents, partially offset by an increase in the investment securities portfolio.

Deposits:

•
Deposits were $6.35 billion at March 31, 2011, in comparison to $6.58 billion at December 31, 2010 and $7.52 billion at March 31, 2010. The decrease in deposits of $222.9 million during the first quarter of 2011 was primarily attributable to a decrease in time deposits of $189.9 million, and is reflective of the Company’s efforts to exit unprofitable certificate of deposit relationships and reduce deposit costs.

Other Borrowings:

•
Other borrowings were $39.4 million at March 31, 2011, in comparison to $31.8 million at December 31, 2010 and $570.8 million at March 31, 2010. The decrease in other borrowings from March 31, 2010 is reflective of the Company’s repayments of all of its Federal Home Loan Bank advances and its $120.0 million term repurchase agreement during 2010. At March 31, 2011 and December 31, 2010, other borrowings were comprised solely of daily repurchase agreements utilized by customers as an alternative deposit product.

FINANCIAL SUMMARY

(dollars expressed in thousands, except per share data)

(UNAUDITED)

SELECTED OPERATING DATA

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Interest income	$62,875	69,616	91,831
Interest expense	13,952	17,251	27,897
Net interest income	48,923	52,365	63,934
Provision for loan losses	10,000	52,000	42,000
Net interest income after provision for loan losses	38,923	365	21,934
Noninterest income	14,287	25,901	26,983
Noninterest expense	59,241	84,339	76,818
Loss before provision for income taxes	(6,031)	(58,073)	(27,901)
Provision (benefit) for income taxes	52	(1,232)	105
Net loss	(6,083)	(56,841)	(28,006)
Less: net income (loss) attributable to noncontrolling interest in subsidiary	65	(5,432)	(437)
Net loss attributable to First Banks, Inc.	$(6,148)	(51,409)	(27,569)

Basic and diluted loss per common share	$(481.41)	(2,391.77)	(1,376.26)

SELECTED FINANCIAL DATA

	March 31,	December 31,	March 31,
	2011	2010	2010

Total assets	$7,209,396	7,378,128	9,071,447
Cash and cash equivalents	955,282	996,630	1,469,381
Investment securities	1,759,985	1,494,337	888,937
Loans, net of unearned discount	4,142,639	4,533,343	6,297,025
Allowance for loan losses	183,973	201,033	250,064
Goodwill and other intangible assets	130,313	131,112	163,326
Deposits	6,353,005	6,575,860	7,518,699
Other borrowings	39,404	31,761	570,791
Subordinated debentures	354,000	353,981	353,924
Stockholders’ equity	299,972	307,295	492,151
Nonperforming assets	508,631	539,573	793,859

SELECTED FINANCIAL RATIOS

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Net interest margin	2.90%	2.84%	2.76%
Yield on loans	4.95	5.00	5.12
Cost of interest-bearing deposits	0.81	0.96	1.26
Loan-to-deposit ratio	65.21	68.94	83.75

About First Banks, Inc.
The Company had assets of $7.21 billion at March 31, 2011 and currently operates 153 branch banking offices in California, Florida, Illinois and Missouri. Through its subsidiary bank, First Bank, the Company offers a broad range of financial products and services to consumers, businesses and other institutions. Visit the Company on the web at www.firstbanks.com.

# # #

Financial Disclosures
The financial disclosures presented in this press release reflect numeric disclosures prior to the categorical reclassifications for Discontinued Operations. The Discontinued Operations reclassifications and related disclosures may be found in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2010, as filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s internet site (http://www.sec.gov), and such disclosures will also be presented in the Company’s Quarterly Report on Form 10-Q as of and for the period ended March 31, 2011 upon filing with the SEC in May 2011.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements about the Company’s plans, objectives, estimates or projections with respect to our future financial condition, expected or anticipated revenues with respect to our results of operations and our business, expected improvement in our net interest income and margin, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties which may cause actual results to differ materially from those contemplated in the forward-looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: increased competition and its effect on pricing, spending, third-party relationships and revenues; changes in interest rates and overall economic conditions; and the risk of new and changing regulation. Additional factors which may cause the Company’s results to differ materially from those described in the forward-looking statements may be found in the Company’s Annual Report on Form 10-K, as filed with the SEC and available at the SEC’s internet site. The forward-looking statements in this press release speak only as of the date of the press release, and the Company does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.